Exhibit 7.1

August 4, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Sirs:

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred August 4, 2022, to be filed by our client, Minim, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ RSM US LLP